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                                                                    EXHIBIT 10.6


May 29, 2002


Mr. Andre Dahan
5608 Lakeview Drive, Apt. L
Kirkland, WA 98033

Dear Andre:

This letter consists of an agreement to amend the terms and conditions of the retirement provision of your original offer letter, dated May 16, 2001, which stated that:

               Upon reaching age 55, you will be granted a payment of $125,000 on an annual basis in recognition of the lost value of the retirement program from your previous employer.

In essence, this provision will be replaced with two distinct benefits. First, payments through age 58 will be provided in accordance with the "Special Retirement Payments" section of this agreement. After age 58, payments will be made in accordance with the terms of the Executive Life Program Split Dollar Agreement.

SPECIAL RETIREMENT PAYMENTS

AT&T Wireless Services, Inc. (the "Company") will provide three annual payments of $125,000 (gross), with the first such payment due on or around March 16, 2004. Please note that all applicable payroll taxes will be deducted from these payments, the withholding for which will occur with the regular payroll that is scheduled on or immediately following the target payment dates. Subsequent payments will occur on or around March 16, 2005 and March 16, 2006.

Payments are contingent on your remaining employed by the Company in a comparable position through March 16, 2004. Additionally, all outstanding payments will become immediately due and payable if a termination of your employment occurs prior to March 16, 2004 due to any of the following: your death; your long-term disability as determined by AT&T Wireless; or a Company initiated termination of your employment for any reason, other than Cause. For purposes of this agreement, Cause shall have the meaning as set forth in the Employee's offer letter. Additionally, if a Change in Control occurs before all payments are made, the Company would fully fund any outstanding payments via an appropriate grantor trust.

Payments under this agreement are in addition to and not in lieu of qualified or non-qualified pension, savings or other retirement plan, program or arrangements to which you are otherwise entitled. The payments provided under this agreement are not included in the base for calculating benefits under any employee or management benefit plan, program or practice.


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DEFERRAL OPTION

Should you remain employed after March 16, 2004, you may defer receipt of any or all of the Special Retirement Payments until termination. If you choose to defer one or more of these payments, the Company will establish a Deferred Compensation Account ("Account") under your name. The Account will be maintained and paid to you in accordance with the provisions set herein. The Account will be maintained as a bookkeeping account on the records of the Company and subject to the claims of general creditors of the Company. You will have no ownership interest in the Account, or in any assets of the Company with respect thereto. The Account may not be assigned, pledged or otherwise alienated by you, and any attempt to do so, or any garnishment, execution of levy of any kind with respect to the account will not be recognized. You will not have any right to receive any payment with respect to the Account, except as expressly stated below.

Your irrevocable deferral election must be made on or before December 31, 2002 and you must remain employed through the applicable payment date for the deferral to remain valid. Upon termination of your employment for any reason, all amounts credited to the Account will be paid in one, two or three approximately equal annual installments, as elected by you, with the initial installment due in the first calendar quarter following the calendar quarter in which you terminate and any subsequent installment payable on the applicable anniversary of such due date. You will be responsible for applicable FICA, Medicare, and income taxes.

The interest credited on the amounts in the Account will be compounded as of the end of each calendar quarter for as long as any sums remain in the Account. The quarterly rate of interest applied at the end of any calendar quarter will be equal to 25% of the average 10-year Treasury Note rate for the previous quarter.

Should you die prior to the time the final installment has been paid to you, the Company will make the remaining payments to your beneficiary (as designated via the employee benefits program), unless you designate otherwise in writing, or to your estate if no beneficiary has been designated.

Andre, we trust this agreement will meet your expectations for providing the bridge to the benefits available to you under the Executive Life Program Split Dollar Agreement. If you agree, please sign below and timely apprise us of your desire to defer the payments. We will prepare the necessary deferral documents if you timely elect deferral.

Sincerely,

/s/ Jane Marvin

Jane Marvin
EVP, Human Resources
AT&T Wireless Services

Agreed:

/s/ Andre Dahan                                    May 29, 2002
---------------------------                        Date
Andre Dahan


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